                                                                     Exhibit 3.1

                           GOLF TRUST OF AMERICA, INC.

               ARTICLES SUPPLEMENTARY CLASSIFYING AND DESIGNATING
                      800,000 SHARES OF PREFERRED STOCK AS
              9.25% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
                           AND FIXING DISTRIBUTION AND
                   OTHER PREFERENCES AND RIGHTS OF SUCH SERIES


         Golf Trust of America, Inc., a Maryland corporation, having a principal office in the state of Maryland in the City of Baltimore (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 5 of Article V of the Articles of Amendment and Restatement of the Corporation filed with the Department on January 31, 1997, as amended by the Articles of Amendment of the Corporation, filed with the Department on June 9, 1998 (the "Charter"), and in accordance with Section 2-208 of the Maryland General Corporation Law (the "MGCL") the Board of Directors of the Corporation, by resolution duly adopted on March 25, 1999, has classified 800,000 shares of the authorized but unissued Preferred Stock par value $.01 per share ("Preferred Stock") as a separate class of Preferred Stock, authorized the issuance of a maximum of 800,000 shares of such class of Preferred Stock, set certain of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such class of Preferred Stock, and pursuant to the powers contained in the Bylaws of the Corporation and the MGCL, appointed a committee (the "Committee") of the Board of Directors and delegated to the Committee, to the fullest extent permitted by the MGCL and the Charter and Bylaws of the Corporation, all powers of the Board of Directors with respect to designating and setting all preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of, such class of Preferred Stock, determining the number of shares of such class of Preferred Stock (not in excess of the aforesaid maximum number) to be issued and the consideration and other terms and conditions upon which such shares of such class of Preferred Stock are to be issued.

         SECOND: Pursuant to the authority conferred upon the Committee as aforesaid, the Committee has unanimously adopted resolutions designating the aforesaid class of Preferred Stock as the "9.25% Series A Cumulative Convertible Preferred Stock," setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such class of Preferred Stock (to the extent not set by the Board of Directors in the resolutions referred to in Article FIRST of these Article Supplementary) and authorizing the issuance of up to 800,000 shares of such class of Preferred Stock.

         THIRD: The designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of such class of Preferred Stock as designated and set by such Committee with the authority granted by the Board of Directors are as follows:

          SECTION 1. NUMBER OF SHARES AND DESIGNATION. This series of Preferred Stock shall be designated as 9.25% Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Shares"), and the number of shares of Preferred Stock which shall constitute such series shall be 800,000 shares which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Directors.

          SECTION 2. DEFINITIONS. For purposes of the Series A Preferred Shares, the following terms shall have the meanings indicated:

         "Act" shall mean the Securities Act of 1933, as amended.

         "Agreement" shall have the meaning set forth in paragraph (d)(iii) of
Section 9 hereof.

         "AMEX" shall have the meaning set forth in the definition of "Market Price."

         "Articles Supplementary" shall mean these Articles Supplementary of the Corporation, dated April 2, 1999, as filed with the Department on April 2, 1999.

         "Asset Disposition" shall mean a sale, transfer or capital lease (as determined in accordance with GAAP) of all or substantially all of the assets of the Corporation or the Operating Partnership to a Person that is not an affiliate of the Corporation or the Operating Partnership.

         "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Shares.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

         "Bylaws" shall mean the bylaws of the Corporation.

         "Capital Expenditure Allowance" means, with respect to each real property asset for any period, the greater of (a) actual Maintenance Capital Expenditures made by the Operating Partnership with respect to such real property asset during such period and (b) an amount equal to three percent (3%) of Gross Golf Revenues with respect to such real property asset during such period.

         "Capital Expenditures" means, with respect to any Person, the aggregate cost of all capital assets acquired by such Person during such period, determined in accordance with GAAP.

         "Capital Gains Amount" shall have the meaning set forth in paragraph
(f) of Section 3 hereof.

         "Capital Transaction" shall mean (i) any asset or property sale, transfer or disposition, (ii) the issuance of any preferred stock by the Corporation or any of its Consolidated Subsidiaries or (iii) the issuance of any preferred partnership units by the Operating Partnership or any of its Consolidated Subsidiaries (other than preferred partnership units issued to the Corporation or any wholly-owned subsidiary thereof).

         "Cash Flow" means, with respect to the Corporation, on a consolidated basis, the difference between (A) the sum of (i) Funds From Operations (adjusted for non-recurring items and non-cash revenue, including, without limitation, the effect of straight-lining of rents pursuant to GAAP) and (ii) Interest Expense and (B) the Capital Expenditure Allowance.

         "Change in Control" shall be deemed to have occurred if any of the following occur: (i) any merger or consolidation of the Corporation in which one or more entities acquire more than 50% of the Corporation's outstanding voting equity securities or as a result of which stockholders of the Corporation immediately before such merger or consolidation hold, immediately after such merger or consolidation, less than 50% of the surviving entity's outstanding common stock; (ii) the Corporation or a wholly-owned subsidiary of the Corporation ceases to be the sole general partner of the Operating Partnership or grants or sells to any person, or consents to any amendment to the Operating Partnership Agreement which has the effect of transferring the power to control or direct the actions of the Operating Partnership to any person as if such person (A) were a general partner of the Operating Partnership or (B) were a limited partner of the Operating Partnership with consent or approval rights materially greater than the consent or approval rights held by the limited partners of the Operating Partnership on the date hereof; or (iii) the Operating Partnership is a party to any entity conversion or any merger or consolidation in which the Operating Partnership is not the surviving entity in such merger or consolidation or in which the effect is of the nature set forth in the next preceding clause (ii).

         "Charter" shall have the meaning set forth in the first recital hereof.

         "Committee" shall have the meaning set forth in the first recital hereof.

         "Common Shares" shall mean the shares of common stock, par value $0.01 per share, of the Corporation.

         "Consolidated" shall mean "consolidated" in accordance with GAAP.

         "Consolidated Subsidiary" shall mean at any date any Subsidiary of the Corporation or the Operating Partnership that is Consolidated on the financial statements of the Corporation or the Operating Partnership in accordance with GAAP.

         "Constituent Person" shall have the meaning set forth in paragraph (e) of Section 9 hereof.

         "Contingent Obligation" as to any Person means, without duplication,
(i) any contingent obligation of such Person required to be shown on such Person's balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person's financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the applicable interest rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty with remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the state or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Corporation. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder by the person entitled to performance or payment thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is directly or indirectly recourse to such Person), the amount of the guaranty, to the extent it is directly or indirectly recourse to such Person, shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered cash or a cash equivalents to secure all or any part of such other Person's guaranteed obligations, and (ii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of another Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such other Person that is also included as Indebtedness of the Corporation, the Operating Partnership or a Consolidated Subsidiary hereunder.

         "Conversion Price" shall mean the conversion price per Common Share for which each Series A Preferred Share is convertible, as such Conversion Price may be adjusted pursuant to Section 9 hereof. The initial conversion price shall be $26.25 (equivalent to a conversion rate of .95238 Common Shares for each Series A Preferred Share).

         "Current Market Price" shall mean, with respect to the Common Shares, on any date specified herein, the average of the Market Price during the period of the most recent twenty consecutive trading days ending on such date.

         "Debt" means, with respect to the Corporation at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person, except trade payables arising in the ordinary course of business not more than one hundred and twenty (120) days past due, (c) all obligations of any such Person as lessee under capital leases, (d) all Contingent Obligations of any such Person, (e) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, and banker's acceptances issued for the account of any such Person and (f) all obligations incurred by any such Person pursuant to Hedging Agreements.

         "Defaulted Preferred Stock" shall have the meaning set forth in paragraph (b) of Section 12 hereof.

         "Dividend Payment Date" shall mean, with respect to each Dividend Period, the 15th calendar day of January, April, July and October, in each year, commencing on July 15, 1999; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date.

         "Dividend Periods" shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include June 30, 1999).

         "Equity Stock" shall have the meaning set forth in Section 12 hereof.

         "Fixed Charges" means, with respect to any fiscal period, the sum of
(a) Total Interest Expense and (b) the aggregate of all scheduled principal payments of Total Outstanding Indebtedness made or required to be made during such fiscal period by the Corporation, the Operating Partnership, the Consolidated Subsidiaries and the Minority Holdings which are allocable to the Corporation and/or the Operating Partnership (it being agreed that in the case of Indebtedness of Minority Holdings that is fully recourse to the Corporation or the Operating Partnership, 100% of Total Interest Expense and scheduled principal payments shall be included in "Fixed Charges") (exclusive of optional prepayments and repayments of the outstanding balance of a loan at maturity other than from loan acceleration), and (c) the aggregate of all dividends or distributions payable on the Corporation's and/or any of its Consolidated Subsidiaries' preferred stock or the Operating Partnership's preferred partnership units not owned by the Corporation or any of its affiliates.

         "Funds From Operations" means, with respect to the Corporation on a consolidated basis, Net Income less, to the extent included in the determination of Net Income, (a) the income (or loss) of any Person in which the Corporation has a minority ownership interest, (b) the income (or loss) arising from the restructuring of any Debt or the disposition of any asset (other than in the ordinary course of business) plus, without duplication, real estate depreciation and amortization (but excluding therefrom any amortization of financing costs), in each case for the Corporation on a consolidated basis for the relevant period in accordance with GAAP.

          "GAAP" shall mean generally acceptable accounting practices, consistently applied.

         "Gross Golf Revenues" means, with respect to any lessee of a real property asset for any period, all revenues accrued (whether by the lessee under a participating lease or any subtenants, assignees, concessionaires or licensees of the Operating Partnership) from or by reason of the operation of the golf operations at the real property asset to which the Operating Partnership is entitled calculated in accordance with GAAP (but excluding reasonable reserves for refunds, allowances and bad debts applicable to such operations), including, without limitation, (i) revenues from membership initiation fees, to the extent provided in the applicable participating lease, (ii) periodic membership dues,
(iii) greens fees, (iv) fees to reserve a tee time, (v) guest fees, (vi) golf cart rentals, (vii) parking lot fees, (viii) locker rentals, (ix) fees for golf club storage, (x) fees for the use of swim, tennis or other facilities, (xi) charges for range balls, range fees or other fees for golf practice facilities,
(xii) fees or other charges paid for golf or tennis lessons (except where retained by or paid to a United States Tennis Association or Professional Golf Association professional in accordance with historical practice at such real property asset), (xiii) fees or other charges for fitness centers, (xiv) forfeited deposits with respect to any membership application, (xv) transfer fees imposed on any member in connection with the transfer of any membership interest, (xvi) fees or other charges paid to such lessee by sponsors of golf tournaments at such real property asset, to the extent provided in the applicable participating lease, (xvii) advertising or placement fees paid by vendors in exchange for exclusive use or name rights at such real property asset, and (xviii) fees received in connection with any golf package sponsored by any hotel group, condominium group, golf association, travel agency, tourist or travel association or similar payments; provided, however, that Gross Golf Revenues shall not include:

         (a) Any revenue received from or by reason of such real property asset relating to (i) the operation of snack bars, restaurants, bars, catering functions, and banquet operations, (ii) sale of merchandise and inventory on such real property asset, and (iii) photography services.

         (b) The amount of any city, county, state or federal sales, admissions, usage, or excise tax on the item included in Gross Golf Revenue, which is both added to or incorporated in the selling price and paid to the taxing authority by such Lessee;

         (c) Revenues or proceeds from sales or trade-ins of machinery, vehicles, trade fixtures or personal property owned by such lessee used in connection with the operation of such real property asset; and

         (d) Any other revenues or proceeds to which the Operating Partnership is not entitled.

         "Hedging Agreement" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

         "Indebtedness" of any Person means, without duplication, (A) as shown on such Person's balance sheet (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property and (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full in the case of a construction loan), (B) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (C) all Contingent Obligations of such Person, and (D) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements which were not entered into specifically in connection with Indebtedness set forth in clause (A), (B) or (C) hereof. For purposes of these Articles Supplementary, Indebtedness (other than Contingent Obligations) of the Corporation or the Operating Partnership shall be deemed to include only Indebtedness of the Corporation, the Operating Partnership and the Consolidated Subsidiaries plus, without duplication, the Corporation's pro rata share (such share being based upon the Corporation's percentage ownership interest as shown on the Corporation's annual financial statements) of the indebtedness of any Person in which the Corporation, directly or indirectly, owns an interest, provided that such Indebtedness is nonrecourse, both directly and indirectly, to the Corporation, the Operating Partnership or any such Consolidated Subsidiary.

         "Interest Expense" means interest (whether accrued, paid or capitalized) actually payable by a Person on its Indebtedness for borrowed money.

         "Issue Date" shall mean the first date on which any Series A Preferred Shares are issued and sold.

         "Junior Shares" shall have the meaning set forth in paragraph (c) of
Section 11 hereof.

         "Liquidation" shall mean a liquidation, dissolution or winding up of the Corporation or the Operating Partnership, whether voluntary or involuntary.

         "Liquidation Event" shall mean (A) a Liquidation, (B) a Change of Control, or (C) an Asset Disposition.

         "Liquidation Event Notice" shall have the meaning set forth in paragraph (b) of Section 6 hereof.

         "Liquidation Preference" shall have the meaning set forth in paragraph
(a) of Section 4 hereof.

         "Maintenance Capital Expenditures" means a Capital Expenditure made by the Operating Partnership for the purpose of repairing, replacing or refurbishing a then-existing capital asset of the Operating Partnership.

         "Mandatory Redemption Notice" shall have the meaning set forth in
Section 5 hereof.

         "Management Letter" shall mean that certain letter, dated the date hereof, from the Corporation to AEW Targeted Securities Fund, L.P., regarding certain management rights of AEW Targeted Securities, L.P. in the Corporation.

         "Market Price" shall mean, with respect to the Common Shares on any date, the last reported sales price, regular way on such day, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the American Stock Exchange ("AMEX") or, if the Common Shares are not listed or admitted for trading on AMEX, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or admitted for trading or, if the Common Shares are not listed or admitted for trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASD Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use, or if the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker regularly making a market in the Common Shares selected for such purpose by the Board of Directors or, if there is no such professional market maker, such amount as an independent investment banking firm selected by the Board of Directors determines to be the value of a Common Share.

         "Minority Holdings" means partnerships, joint ventures, limited liability companies, trusts, associations and corporations held or owned by the Operating Partnership and/or the Corporation which are not consolidated with Operating Partnership or the Corporation on their respective financial statements.

         "Net Income" means, with respect to the Corporation for any period, the consolidated net income (or loss) of the Corporation for such period determined in accordance with GAAP.

         "Non-Electing Share" shall have the meaning set forth in paragraph (e) of Section 9 hereof.

          "Notice of Election" shall have the meaning set forth in paragraph (c) of Section 6.

         "Operating Partnership" shall mean Golf Trust of America, L.P., a Delaware limited partnership.

         "Operating Partnership Agreement" shall mean the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated February 12, 1997.

         "Parity Shares" or "Parity Stock" shall have the meaning set forth in paragraph (b) of Section 11 hereof.

         "Person" shall mean any individual, firm, partnership, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "Preferred Stock" shall meaning set forth in the recital First hereof.

         "Preferred Units" shall mean the Series A Preferred Units of limited partnership interest in the Operating Partnership in number and with rights and preferences identical to the Series A Preferred Shares.

          "Put Date" shall have the set forth in paragraph (c) of Section 6 hereof.

         "Redemption Date" shall have the meaning set forth in paragraph (a) of
Section 7 hereof.

         "Redemption Notice" shall have the meaning set forth in paragraph (a) of Section 7 hereof.

         "Redemption Premium" shall have the meaning set forth in paragraph (a) of Section 7 hereof.

          "Requesting Holder" shall have the set forth in paragraph (a) of
Section 6 hereof.

         "Rights" shall have the meaning set forth in paragraph (d)(iii) of
Section 9 hereof.

         "Securities" shall have the meaning set forth in paragraph (d)(iii) of
Section 9 hereof.

         "Senior Shares" shall have the meaning set forth in paragraph (a) of
Section 11 hereof.

         "Series A Preferred Shares" shall have the meaning set forth in Section 1 hereof.

         "Set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series A Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

         "Stock Purchase Agreement" shall mean the Stock Purchase Agreement, dated the date hereof, by and among the Corporation, the Operating Partnership, GTA GP, Inc., GTA LP, Inc. and AEW Targeted Securities Fund, L.P.

         "Subsidiary" shall mean any corporation, limited partnership, limited liability company, or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Corporation or the Operating Partnership.

         "Total Distributions" shall have the meaning set forth in paragraph (f) of Section 3 hereof.

         "Total Interest Expense" means, for any period, the sum of (i) the Interest Expense of the Corporation, the Operating Partnership and the Consolidated Subsidiaries with respect to the Total Outstanding Indebtedness paid, accrued and/or capitalized (but exclusive of capitalized construction loan interest funded from an established interest reserve) for such period, and (ii) the pro rata share of Interest Expense of the Minority Holdings allocable to the Corporation or the Operating Partnership during such period and paid, accrued and/or capitalized during such period as set forth above.

         "Total Outstanding Indebtedness" means, for any period, the sum of (i) the amount of Indebtedness of the Corporation, the Operating Partnership and the Consolidated Subsidiaries set forth on their then most recent quarterly financial statements, plus any additional Indebtedness incurred by the Corporation, the Operating Partnership and the Consolidated Subsidiaries since the time of such financial statements, including without limitation reimbursement obligations for letters of credit, and interest rate and currency hedges, and (ii) the pro rata share of the outstanding amount of Indebtedness of Minority Holdings properly allocable to the Corporation, the Operating Partnership or the Consolidated Subsidiaries as of the date of determination, and (iii) Contingent Obligations of the Corporation, the Operating Partnership and the Consolidated Subsidiaries and the Corporation's, the Operating Partnership's or such Consolidated Subsidiaries' pro rata share of the Contingent Obligations of any Minority Holdings.

         "Trading Day" shall mean any day on which the securities in question are traded on the AMEX, or if such securities are not listed or admitted for trading on the AMEX, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such Nasdaq National Market, in the applicable securities market in which the securities are traded.

          "Transaction" shall have the meaning set forth in paragraph (e) of
Section 9 hereof.


          SECTION 3. DIVIDENDS.

               (a) The holders of the Series A Preferred Shares shall be entitled to receive, when, as and if authorized and declared by the Board of Directors out of funds legally available for that purpose, dividends payable in cash at the rate per annum equal to the greater of (i) $2.3125 per Series A Preferred Share or (ii) an amount per Series A Preferred Share equal to the aggregate annual amount of cash dividends paid or payable, if any, with respect to that number of Common Shares, or portion thereof, into which each Series A Preferred Share is then convertible, in accordance with the terms of these Articles Supplementary (such greater amount, the "Annual Dividend Rate"). The amount referred in clause (ii) of this subparagraph (a) with respect to each Dividend Period shall be determined as of the applicable Dividend Payment Date by multiplying the number of Common Shares, or portion thereof calculated to the fourth decimal point, into which a Series A Preferred Share would be convertible at the opening of business on such Dividend Payment Date (based on the Conversion Price then in effect) by the quarterly cash dividend payable or paid for such Dividend Period in respect of a Common Share outstanding as of the record date for the payment of dividends on the Common Shares with respect to such Dividend Period and multiplying such product by four. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends and shall be payable quarterly, when, as and if authorized and declared by the Board of Directors, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable in arrears to the holders of record of the Series A Preferred Shares, as they appear on the stock records of the

Corporation at the close of business on each record date which shall not be more than 30 days preceding the applicable Dividend Payment Date (the "Dividend Payment Record Date"), as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be authorized and declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which shall not be more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. The amount of accrued and unpaid dividends on any Series A Preferred Share at any date shall be the amount of any dividends accumulated to and including such date, whether or not earned or declared, which have not been paid in cash or set aside for payment. Accumulated and unpaid dividends will not bear interest.

          (b) The amount of dividends payable for each full Dividend Period for the Series A Preferred Shares shall be computed by dividing the Annual Dividend Rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series A Preferred Shares shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of Series A Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series A Preferred Shares, plus any other amounts provided in these Articles Supplementary.

          (c) So long as any Series A Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date for such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon Series A Preferred Shares and all dividends authorized and declared upon any other series or class or classes of Parity Shares shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Shares and such Parity Shares.

          (d) So long as any Series A Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Shares) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary), for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any shares of such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series A Preferred Shares and any other Parity Shares of the Corporation shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series A Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Shares and any Parity Shares.

          (e) Any distribution payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

          (f) If, for any taxable year, the Corporation elects to designate as "capital gain distributions" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the distributions paid or made available for the year to the holders of all classes of shares (the "Total Distributions"), then the portion of the Capital Gains Amount that will be allocable to the holders of Series A Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total distributions (within the meaning of the Code) paid or made available to the holders of the Series A Preferred Stock for the year and the denominator of which shall be the Total Distributions.


          SECTION 4. LIQUIDATION PREFERENCE.

          (a) In the event of any Liquidation Event, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of Series A Preferred Shares shall be entitled to receive a liquidation preference which is an amount equal to the greater of (i) Twenty-Five Dollars ($25.00) per Series A Preferred Share plus dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holder (the "Liquidation Preference") or (ii) an amount per Series A Preferred Share equal to the amount which would have been payable on the Common Shares, or portion thereof, into which one Series A Preferred Share is then convertible had each Series A Preferred Share been converted into Common Shares immediately prior to such Liquidation Event. The foregoing amounts shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Shares. Until the holders of the Series A Preferred Shares have been paid in full the amounts owed pursuant to this Section 4(a), no payment will be made to any holder of Junior Shares upon a Liquidation Event. If, upon any such Liquidation Event, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series A Preferred Shares and such other Parity Stock ratably in accordance with the amounts that would be payable on such Series A Preferred Shares and such other Parity Stock if all amounts payable thereon were paid in full.

          (b) Subject to the rights of the holders of any Parity Shares, upon any Liquidation Event of the Corporation, after payment shall have been made in full to the holders of Series A Preferred Shares and any Parity Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares and any Parity Shares shall not be entitled to share therein.

         SECTION 5. MANDATORY REDEMPTION. Upon the occurrence of a Liquidation, the Corporation will automatically redeem for cash all, and not less than all, of the outstanding shares of Series A Preferred Shares at a price per Series A Preferred Share equal to the Liquidation Preference. In order to effect the mandatory redemption, the Corporation will deliver written notice to all holders of Series A Preferred Shares (the "Mandatory Redemption Notice"), such notice not be delivered later than 60 days prior to the Liquidation, setting forth the date of the intended redemption and the Liquidation Preference amount.

          SECTION 6. REDEMPTION AT THE OPTION OF HOLDERS OF SERIES A PREFERRED SHARES.

                  (a) Upon a Change of Control or an Asset Disposition, each record holder of shares of Series A Preferred Shares will have the right, but not the obligation, at such holder's option, to elect to cause the Corporation to redeem for cash, all, but not less than all, of the outstanding shares of Series A Preferred Shares owned by such holder (a "Requesting Holder") at a price per Series A Preferred Share equal to the Liquidation Preference.

                  (b) The Corporation shall give the holders of shares of Series A Preferred Shares written notice (the "Liquidation Event Notice") of the occurrence of any of the events described in Section 6(a) no later than 60 days after such occurrence containing a detailed description of the event or events which occurred and the rights of the holders in respect thereof.

                  (c) The Requesting Holders shall give written notice of their election (the "Notice of Election") pursuant to this Section 6 by first-class, certified mail, return receipt requested, postage prepaid, to the Corporation no later than 30 days after the date of the Liquidation Event Notice at its principal place of business or to any transfer agent of the Corporation. Upon receipt of a Notice of Election, the Corporation shall fix a date for redemption which shall not be more than sixty (60) days after receipt of Notice of Election from the Requesting Holders (the date fixed for any such redemption, the "Put Date"). Notice will be mailed by the Corporation, first class, certified mail, return receipt requested, postage prepaid, not less than thirty (30) days prior to the redemption date, addressed to each Requesting Holder at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Series A Preferred Shares. Each such notice shall state, as appropriate: (i) the Put Date; (ii) the Liquidation Preference amount; (iii) the number of shares of Series A Preferred Shares to be redeemed (which number shall equal all of the then outstanding shares of Series A Preferred Shares held of record by such Requesting Holder); and (iv) the place or places at which certificates for such shares are to be surrendered for cash.

                  (d) From and after the Put Date, (i) except as otherwise provided herein, dividends on the Series A Preferred Shares so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series A Preferred Shares of the Corporation shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York and that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $500,000,000, any cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holder of Series A Preferred Shares to be redeemed on any cash so set aside by the Corporation.

          SECTION 7. REDEMPTION AT THE OPTION OF THE CORPORATION.

         (a) Except as provided in Article V of the Charter, the Series A Preferred Shares shall not be redeemable at the option of Corporation prior to April 2, 2004. On and after April 2, 2004, the Corporation, at its option, may redeem the Series A Preferred Shares, in whole but not in part, as set forth herein, subject to the provisions described below. Except as set forth in
Section 5 hereto, the Series A Preferred Shares have no mandatory redemption date.

                  At any time on or after April 2, 2004, upon the written election of the Corporation given to each record holder of Series A Preferred Shares (the "Redemption Notice"), the Corporation may redeem for cash on the date specified in the Redemption Notice (which date shall not be less than 20 days nor more than 45 days after the date of the Redemption Notice) (the "Redemption Date"), all, but not less than all, of the outstanding Series A Preferred Shares at a price per Series A Preferred Share equal to the Liquidation Preference plus a premium (the "Redemption Premium") which shall equal the following percentages of the Liquidation Preference during the following periods:

          From April 2, 2004 through and including April 1, 2005..........  4%

          From April 2, 2005 through and including April 1, 2006..........  3%

          From April 2, 2006 through and including April 1, 2007..........  2%

          From April 2, 2007 through and including April 1, 2008..........  1%

          April 2, 2008 and thereafter....................................  0%

                  During the period beginning on the date of the Redemption Notice and ending at the close of business on the Redemption Date, the holders of the Series A Preferred Shares shall retain all conversion rights pursuant to
Section 9 hereof.

                  (b) From and after the Redemption Date, (i) except as otherwise provided herein, dividends on the Series A Preferred Shares so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series A Preferred Shares of the Corporation shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York and that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $500,000,000, any cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holder of Series A Preferred Shares to be redeemed on any cash so set aside by the Corporation.

                  (c) The Notice of Redemption shall be provided (i) by first class mail, postage prepaid, to such holder's address as the same appears on the stock records of the Corporation, or (ii) by publication in The Wall Street Journal or The New York Times, or if neither such newspaper is then being published, any other daily newspaper of national circulation, in either case not less than 20 nor more than 45 days prior to the Redemption Date. If the Corporation elects to provide such notice by publication, it shall also promptly mail notice of such redemption to the holders of the Series A Preferred Shares to be redeemed. Neither the failure to mail any notice required by this paragraph, nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice.


                  (d) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series A Preferred Stock (pursuant to Section 6,
Section 7, or otherwise) shall be irrevocable except that:

                  (i) the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                  (ii) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

         SECTION 8. REACQUIRED SHARES TO BE RETIRED. All Series A Preferred Shares which shall have been issued and reacquired in any manner by the Corporation (including any shares surrendered upon conversion as described in Section 9) shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series. The Board of Directors may also retire any unissued Series A Preferred Shares, and at such time such shares shall be restored to the status of authorized but unissued Preferred Shares, without designation as to series.


          SECTION 9. CONVERSION. Holders of Series A Preferred Shares shall have the right to convert all or a portion of such shares into Common Shares, as follows:

          (a) Subject to and upon compliance with the provisions of this Section 9, a holder of Series A Preferred Shares shall have the right, at such holder's option, at any time and from time to time, to convert such shares into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Liquidation Preference (excluding, for this purpose only, any dividends accrued in respect of the then-current Dividend Period) of such Series A Preferred Shares by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (b) of this Section 9) by surrendering such Series A Preferred Shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 9; provided, however, that the right to convert Series A Preferred Shares called for redemption pursuant to
Section 7 hereof or put for redemption pursuant to Section 6 hereof shall terminate at the close of business on the Redemption Date or the Put Date, as applicable, fixed for such redemption, unless the Corporation shall default in making payment of any cash payable upon such redemption under Section 6 or 7 hereof, as applicable.

          (b) In order to exercise the conversion right, the holder of each Series A Preferred Share to be converted shall surrender the certificate representing such Series A Preferred Share, duly endorsed or assigned to the Corporation or in blank, to the Corporation, accompanied by written notice to the Corporation that the holder thereof elects to convert such Series A Preferred Shares. Unless the Common Shares issuable on conversion are to be issued in the same name as the name in which such Series A Preferred Shares are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

          Holders of Series A Preferred Shares at the close of business on any Dividend Payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Dividend Payment Record Date and prior to such Dividend Payment Date. A holder of Series A Preferred Shares on a Dividend Payment Record Date who (or whose transferee) tenders any such shares for conversion into Common Shares on such Dividend Payment Date will receive the dividend payable by the Corporation on such Series A Preferred Shares on such date.

          As promptly as practicable after the surrender of certificates for Series A Preferred Shares as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or send on such holder's written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such Series A Preferred Shares in accordance with the provisions of this Section 9, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in paragraph (c) of this Section 9.

          Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series A Preferred Shares shall have been surrendered and such notice received by the Corporation as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such Series A Preferred Shares shall have been surrendered and such notice received by the Corporation. If the dividend payment record date for the Series A Preferred Stock and Common Stock do not coincide, and the preceding sentence does not operate to ensure that a holder of Series A Preferred Shares whose shares are converted into Common Stock does not receive dividends on both the Series A Preferred Shares and the Common Stock into which such shares are converted for the same Dividend Period, then notwithstanding anything herein to the contrary, it is the intent of these Articles Supplementary that, and the transfer agent is authorized to ensure that, no conversion after the earlier of such record dates will be accepted until after the latter of such record dates.

          (c) No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Series A Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a Series A Preferred Share, the Corporation shall pay to the holder of such Series A Preferred Share an amount in cash based upon the Current Market Price of Common Shares on the Trading Day immediately preceding the date of conversion. If more than one Series A Preferred Share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered.

          (d) The Conversion Price shall be adjusted from time to time as follows:

                (i) If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution on its shares of capital stock in Common Shares,
(B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series A Preferred Share thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such Series A Preferred Share been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately upon the opening of business on the day next following the record date (subject to paragraph (h) below) in the case of a dividend or distribution and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

                (ii) Notwithstanding anything else contained herein, if the Corporation shall issue, after the Issue Date, rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below in this subparagraph (ii)) to subscribe for or purchase Common Shares at a price per share less than the Market Price per Common Share on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying
(A) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (I) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (II) the number of Common Shares that the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Common Shares would purchase at such Market Price, and the denominator of which shall be the sum of (I) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (II) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately upon the opening of business on the day next following such record date (subject to paragraph (h) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than such Market Price, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive.

                      (iii) If the Corporation shall distribute to all holders of its Common Shares any shares of capital stock of the Corporation (other than Common Shares) or evidence of its indebtedness or assets (excluding cash dividends or distributions paid out of assets based upon a fair valuation of the assets, in excess of the sum of the liabilities of the Corporation and the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual consolidated cost basis and current value basis and quarterly consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the dividend or distribution) or rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase Common Shares, which rights and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) called the "Securities"), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (B) a fraction, the numerator of which shall be the Market Price per Common Share on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the shares of capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one Common Share, and the denominator of which shall be the Current Market Price per Common Share on the record date mentioned below. Such adjustment shall become effective immediately upon the opening of business on the day next following (subject to paragraph (h) below) the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this subparagraph (iii), the distribution of a Security, which is distributed not only to the holders of the Common Shares on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is required to be distributed with each Common Share delivered to a Person converting a Series A Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subparagraph (iii); provided that on the date, if any, on which a person converting a Series A Preferred Share would no longer be entitled to receive such Security with a Common Share (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subparagraph (iii) (and such day shall be deemed to be "the date fixed for the determination of the shareholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

          The occurrence of a distribution or the occurrence of any other event as a result of which holders of Series A Preferred Shares shall not be entitled to receive rights, including exchange rights (the "Rights"), pursuant to any shareholders protective rights agreement (the "Agreement") that may be adopted by the Corporation as if such holders had converted such shares into Common Shares immediately prior to the occurrence of such distribution or event shall not be deemed a distribution of Securities for the purposes of any Conversion Price adjustment pursuant to this subparagraph (iii) or otherwise give rise to any Conversion Price adjustment pursuant to this Section 9; provided, however, that in lieu of any adjustment to the Conversion Price as a result of any such a distribution or occurrence, the Corporation shall make provision so that Rights, to the extent issuable at the time of conversion of any Series A Preferred Shares into Common Shares, shall issue and attach to such Common Shares then issued upon conversion in the amount and manner and to the extent and as provided in the Agreement in respect of issuances at the time of Common Shares other than upon conversion.

                      (iv) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 9 (other than this subparagraph (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this
Section 9, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Shares under such plan. All calculations under this Section 9 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its shareholders shall not be taxable.

          (e) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all Common Shares outstanding, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Shares but excluding any transaction as to which subparagraph (d)(i) of this Section 9 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which Common Shares shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Series A Preferred Share that is not redeemed or converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Series A Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of the election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each Common Share of the Corporation held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-Electing Share"), then for the purpose of this paragraph (e) the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Shares that will contain provisions enabling the holders of the Series A Preferred Shares that remain outstanding after such Transaction to convert their Series A Preferred Shares into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

          (f) If:

               (i) the Corporation shall declare a dividend (or any other distribution) on the Common Shares (other than in cash out of assets, based on a fair valuation of assets, in excess of the sum of the liabilities of the Corporation and the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual consolidated cost basis and current value basis and quarterly consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the dividend or distribution); or

               (ii) the Corporation shall authorize the granting to the holders of the Common Shares of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants (other than Rights to which the second paragraph of subparagraph (d)(iii) of this Section 9 applies); or

               (iii) there shall be any reclassification of the Common Shares (other than an event to which subparagraph (d) (i) of this Section 9 applies) or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or a statutory share exchange involving the conversion or exchange of Common Shares into securities or other property, or a self tender offer by the Corporation for all or substantially all of its outstanding Common Shares, or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety and for which approval of any shareholders of the Corporation is required; or

               (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then the Corporation shall cause to be prepared and delivered to the holders of the Series A Preferred Shares at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 9.

          (g) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly prepare and deliver to the holders of the Series A Preferred Shares a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent bad faith or manifest error. The Corporation shall mail such notice and such certificate to the holders of each Series A Preferred Share at such holder's last address as shown on the stock records of the Corporation.

          (h) In any case in which paragraph (d) of this Section 9 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any Series A Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 9.

          (i) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 9. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this
Section 9, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

          (j) If the Corporation shall take any action affecting the Common Shares, other than action described in this Section 9, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the Series A Preferred Shares, the Conversion Price for the Series A Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

          (k) The Corporation will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting conversion of the Series A Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series A Preferred Shares not theretofore converted. For purposes of this paragraph (k), the number of Common Shares that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder and without regard to the ownership restrictions referred to in Section 14.

          The Corporation covenants that any Common Shares issued upon conversion of the Series A Preferred Shares shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Shares deliverable upon conversion of the Series A Preferred Shares, the Corporation shall take any corporate action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable Common Shares at such adjusted Conversion Price.

          The Corporation shall list the Common Shares required to be delivered upon conversion of the Series A Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

          Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Shares, the Corporation shall comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval or consent to the delivery thereof, by any governmental authority.

               (l) The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series A Preferred Shares pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of any Common Shares or other securities or property in a name other than that of the holder of the Series A Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

          SECTION 10. PERMISSIBLE DISTRIBUTIONS. In determining whether a distribution (other than upon liquidation, dissolution or winding up), whether by dividend, or upon redemption or other acquisition of shares or otherwise, is permitted under Maryland law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of any class or series of capital stock whose preferential rights upon dissolution are superior or prior to those receiving the distribution shall not be added to the Corporation's total liabilities.

          SECTION 11. RANKING. Any class or series of shares of capital stock of the Corporation shall be deemed to rank:

               (a) prior to the Series A Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Shares ("Senior Shares");

               (b) on a parity with the Series A Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Shares, if the holders of such class of stock or series and the Series A Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Shares"); and

               (c) junior to the Series A Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Shares or if the holders of Series A Preferred Shares shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such stock or series, and such stock or series shall not in either case rank prior to the Series A Preferred Shares ("Junior Shares").

         SECTION 12. VOTING.

               (a) Other than as required by law or paragraph (b), (f) and (g) of this Section 12, the Series A Preferred Shares shall not have any voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

               (b) If and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the holders of all shares of Series A Preferred Shares and any shares of Parity Shares upon which like voting rights have been conferred and are exercisable (the Series A Preferred Stock and any such Parity Shares, collectively for purposes of this
Section 12, the "Defaulted Preferred Stock") shall be entitled to elect two directors of the Corporation at the Corporation's next annual meeting of stockholders, and at each subsequent annual meeting of stockholders; provided, however, the holders of shares of Defaulted Preferred Stock shall be entitled to exercise their voting rights at a special meeting of the holders of shares of Defaulted Preferred Stock as set forth in paragraphs (c) and (d) of this Section
12. At election for such directors, each holder of Series A Preferred Shares shall be entitled to one vote for each share held (the holders of shares of any other series of Defaulted Preferred Stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such right in the holders of Defaulted Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two, and the vacancies so created shall be filled by vote of the holders of outstanding Defaulted Preferred Stock as hereinafter set forth. The right of holders of Defaulted Preferred Stock, voting separately as a class without regard to series, to elect members of the Board of Directors as aforesaid shall continue until such time as all dividends accumulated and unpaid on the Series A Preferred Shares shall have been paid or declared and funds set apart for payment in full, at which time such right shall terminate, except as herein expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

               (c) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of shares of Defaulted Preferred Stock called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such meeting or by the written consent of such holders pursuant to
Section 2-505 of the MGCL.

               (d) At any time when such voting right shall have vested in the holders of shares of Defaulted Preferred Stock entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Corporation shall, upon the written request of the holders of record of 10% or more of shares of such Defaulted Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of shares of such Defaulted Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of stockholders at the principal executive office of the Corporation or at such other place as may be designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then holders of record of 10% or more of the shares of Defaulted Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for special meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph. Any holder of shares of Defaulted Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Corporation's transfer agent for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph.

               (e) Subject to the provisions hereof, the directors elected pursuant to this section shall serve until the next annual meeting of stockholders and until their respective successors shall be elected and qualified. Subject to applicable law, any director elected by the holders of Defaulted Preferred Stock may be removed by, and shall not be removed otherwise than by, the vote of the holders of a majority of the outstanding shares of the Defaulted Preferred Stock entitled to vote in such election of directors, voting as a separate class, without regard to series, at a meeting called for such purpose or by written consent pursuant to Section 2-505 of the MGCL and the Charter and Bylaws of the Corporation. If the position of any director elected by the holders of Defaulted Preferred Stock, voting as a class, without regard to series, becomes vacant by reason of death, resignation, retirement, disqualification or removal or otherwise, the remaining director elected by the holders of Defaulted Preferred Stock, voting as a class, without regard to series, may choose a successor who shall serve for the unexpired term in respect of which such vacancy occurred. Upon any termination of the right of the holders of Defaulted Preferred Stock to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of Defaulted Preferred Stock, voting as a class, without regard to series, shall terminate immediately. Whenever the terms of the directors elected by the holders of Defaulted Preferred Stock, voting as a class, without respect to series, shall so terminate and the special voting powers vested in the holders of Defaulted Preferred Stock shall have expired, the number of directors shall be such number as provided for in the Corporation's Bylaws irrespective of any increase made pursuant to the provisions of this Section 12.

               (f) So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by the Charter, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of Series A Preferred Shares, at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating: (i) any amendment, alteration of or repeal of the Operating Partnership Agreement pertaining to the terms and conditions of, or the rights or preferences of the Preferred Units that would, directly or indirectly, materially and adversely affect the rights, privileges and preferences of the Preferred Units or the Preferred Shares; or (ii) any amendment, alteration of or repeal of any of the provisions of the Charter (including, the terms of the Series A Preferred Shares), in such a manner as would affect adversely the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Shares (including, without limitation, taking any such action the result of which could be to alter the manner or rate of exchange of Preferred Units for securities of the Corporation as in effect on the date hereof); provided, however, that (A) the amendment or supplement of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, any Junior Shares or any Parity Shares shall not be deemed to adversely affect Series A Preferred Shares, and (B) any filing with the Department in connection with a merger or consolidation of the Corporation or the sale of all or substantially all of the assets of the Corporation shall not be deemed to adversely affect the Series A Preferred Shares so long as (1) the Corporation is the surviving entity and the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged or (2) the Series A Preferred Stock is exchanged for a security of the resulting, surviving or transferee entity having substantially the same terms and rights as the Series A Preferred Stock, including with respect to dividends, voting rights and rights upon liquidation, dissolution or winding-up, provided , further, that the provisions of this subsection (B) shall not impact any rights of the holders of Series A Preferred Shares under Section 6 of these Articles Supplementary, or (iii) any Capital Transaction or the incurrence of any Indebtedness if, after making pro forma adjustments in accordance with GAAP for such Capital Transaction or Indebtedness, the ratio of (A) Cash Flow to (B) Fixed Charges, for the immediately preceding four most recent fiscal quarters, is less than 1.75 to 1.

               (g) So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by the Charter, the affirmative vote of 100% of the votes entitled to be cast by the holders of Series A Preferred Shares, at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating the authorization or creation of, or the issuance of, any Senior Shares.

               (h) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption in accordance with Section 6 or Section 7, as applicable, hereof.

               (i) Except as otherwise required by law or provided in the Charter, the holders of Common Stock shall not be entitled to vote on any matter submitted to a vote of the holders of Series A Preferred Stock pursuant to this
Section 12.

               (j) Except as otherwise required by law or provided herein or elsewhere in the Charter, the Stock Purchase Agreement and the management Letter, the holders of Series A Preferred Stock shall not be entitled to receive any notice of any proceedings of the Corporation.

          For purposes of the foregoing provisions of this Section 12, each Series A Preferred Share shall have one (1) vote per share.

          SECTION 13. RECORD HOLDERS. The Corporation may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

          SECTION 14. RESTRICTIONS ON OWNERSHIP AND TRANSFER. The Series A Preferred Shares constitute Preferred Shares, and Preferred Shares constitutes Equity Shares of the Corporation. Therefore, the Series A Preferred Shares, being Equity Shares, as well as Common Shares issuable upon conversion of Series A Preferred Shares pursuant to Section 9 of these Articles Supplementary, are governed by and issued subject to all the limitations, terms and conditions of the Articles applicable to Equity Shares generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article V of the Charter. The foregoing sentence shall not be construed to limit the applicability to the Series A Preferred Shares of any other term or provision of the Charter.

          SECTION 15. CERTIFICATE LEGENDS. The Board of Directors may authorize the issue of some or all of the Series A Preferred Shares without certificates. If issued in certificated form, each Series A Preferred Share shall bear substantially the following legends in addition to any legends required to comply with federal and state securities laws:

                                CLASSES OF STOCK

         THE CORPORATION IS AUTHORIZED TO ISSUE CAPITAL STOCK OF MORE THAN ONE

         CLASS, CONSISTING OF COMMON STOCK AND ONE OR MORE CLASSES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ANY CLASS OF PREFERRED STOCK BEFORE THE ISSUANCE OF SHARES OF SUCH CLASS OF PREFERRED STOCK. THE CORPORATION WILL FURNISH, WITHOUT CHARGE, TO ANY STOCKHOLDER MAKING A WRITTEN REQUEST THEREFORE, A COPY OF THE CORPORATION'S CHARTER AND A WRITTEN STATEMENT OF THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, CONVERSION OR OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO THE DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE CORPORATION HAS THE AUTHORITY TO ISSUE AND, IF THE CORPORATION IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS IN SERIES, (i) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (ii) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. REQUESTS FOR SUCH WRITTEN STATEMENT MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

                     RESTRICTIONS ON OWNERSHIP AND TRANSFER

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER FOR THE PURPOSE, AMONG OTHERS, OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE CHARTER OF THE CORPORATION, NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN
         (1) COMMON SHARES OF THE CORPORATION IN EXCESS OF 9.8% OF THE LESSER OF THE TOTAL NUMBER OR VALUE OF THE OUTSTANDING COMMON SHARES OF THE CORPORATION, (2) PREFERRED SHARES OF THE CORPORATION IN EXCESS OF 9.8% OF THE LESSER OF THE TOTAL NUMBER OF VALUE OF THE OUTSTANDING PREFERRED SHARES OF THE CORPORATION, (3) EQUITY SHARES THAT WOULD RESULT IN THE TRUST BEING "CLOSELY HELD" UNDER SECTION 856(h) OF THE CODE, (4) EQUITY SHARES THAT WOULD RESULT IN THE EQUITY SHARES BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS (DETERMINED WITHOUT REFERENCE TO ANY RULES OF ATTRIBUTION) OR (5) EQUITY SHARES THAT WOULD CAUSE THE CORPORATION OR GOLF TRUST OF AMERICA, L.P., A DELAWARE LIMITED PARTNERSHIP, TO CONSTRUCTIVELY OWN 10% OR MORE OF THE OWNERSHIP INTERESTS IN A TENANT OF THE REAL PROPERTY OF THE CORPORATION OR GOLF TRUST OF AMERICA, L.P., WITHIN THE MEANING OF SECTION 856(d)(2)(B) OF THE CODE, WITH FURTHER RESTRICTIONS AND EXCEPTIONS SET FORTH IN THE CORPORATION'S CHARTER. ANY PERSON WHO ATTEMPTS OR PROPOSES TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF EQUITY SHARES IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION IN WRITING. IF AN ATTEMPT IS MADE TO VIOLATE OR THERE IS A VIOLATION OF THESE RESTRICTIONS (i) ANY PURPORTED TRANSFER WILL BE VOID AB INITIO AND WILL NOT BE RECOGNIZED BY THE CORPORATION, (ii) THE EQUITY SHARES IN VIOLATION OF THESE RESTRICTIONS, WHETHER AS A RESULT OF A TRANSFER OR NON-TRANSFER EVENT, WILL BE TRANSFERRED AUTOMATICALLY AND BY OPERATION OF LAW TO A SHARE TRUST AND SHALL BE DESIGNATED

         SHARES-IN-TRUST. ALL TERMS USED IN THIS LEGEND AND DEFINED IN THE CORPORATION'S CHARTER HAVE THE MEANINGS DEFINED IN THE CORPORATION'S CHARTER, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON OWNERSHIP AND TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS.

          SECTION 16. EFFECTIVE DATE. These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

          FOURTH: The Series A Preferred Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

          FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

          SIXTH: Each of the undersigned officers of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, each of the undersigned officers acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


                     [SIGNATURE PAGE TO FOLLOW IMMEDIATELY]

         IN WITNESS WHEREOF, Golf Trust of America, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary of this 2nd day of April, 1999.

                                GOLF TRUST OF AMERICA, INC.


                                By: /s/ W. Bradley Blair, II
                                    --------------------------------------------
                                    Name:  W. Bradley Blair, II
                                    Title: Chief Executive Officer and President
Attest:


/s/ Scott D. Peters
-------------------------------------
Name:  Scott D. Peters
Title: Assistant Secretary